Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 26, 2014, relating to the consolidated financial statements and financial statement schedule of Briggs & Stratton Corporation, and the effectiveness of Briggs & Stratton Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Briggs & Stratton Corporation for the year ended June 29, 2014.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Milwaukee, Wisconsin
October 17, 2014